Exhibit 99.1

SUMMARY OF COMPENSATION PROGRAM FOR DIGITAL RIVER, INC. NON-EMPLOYEE DIRECTORS

Under the program, non-employee directors will continue to receive cash and equity incentive compensation for their services on the Board of Directors and the Committees of the Board of Directors of Digital River, Inc. (the “Company”).

Cash Compensation:  Each non-employee director shall receive $2,500 for each regular meeting of the Board that such director attends in person.  If the attendance is by telephone, the compensation amount will be decreased to $1,000.

Equity Incentive Compensation:  Each non-employee director receives an annual option to purchase 10,000 shares of the Company’s Common Stock, which vests quarterly over a three-year period, and a second option to purchase an additional 10,000 shares of the Company’s Common Stock, which becomes 100% exercisable if and only if the non-employee director continues to hold the shares underlying the first option for the full three-year vesting period.

In addition to the aforementioned option grants, the chairmen of the Compensation and Finance Committees and the Board’s Lead Director each receives additional annual options to purchase 5,000 shares, the chairman of the Audit Committee receives an additional annual option to purchase 12,500 shares and each member of the Audit Committee (other than the chairman) receives an annual option to purchase another 5,000 shares of Common Stock.  All of these options vest quarterly over a three year period beginning on the date of grant.  No other options or equity awards are granted to the non-employee directors of the Company.

The Board annually evaluates and considers whether to modify or maintain the compensation program for the non-employee directors.